                                        Exhibit 11 - Statement Re:  Computation of Earnings Per Share


              (Unaudited)
                                                        12 Weeks Ended
                                                        ---------------
                                                       June 25,       June 19,
                                                        1994           1993
                                                       --------       --------
           Primary
             Weighted average shares outstanding        8,442,002      8,387,376
             Net effect of dilutive stock options -
               based on the treasury stock method
               using average market price                     103         17,258
                                                        ---------      ---------
                  Total                                 8,442,105      8,404,634
                                                        =========      =========
             Net Income before cumulative effect
               of changes in accounting principles     $2,380,000     $3,105,000
                                                       ==========     ==========
                  Per share amount                         $.28           $.37
                                                           ====           ====
             Net Income                                $2,380,000     $5,046,000
                                                       ==========     ==========
                  Per share amount                         $.28           $.60
                                                           ====           ====


          Fully diluted
             Weighted average shares outstanding        8,442,002      8,387,376
             Net effect of dilutive stock options -
               based on the treasury stock method
               using average market price                     245         17,258
             Assumed conversion of 7% convertible
               subordinated debentures issued
               March 5, 1993                           1,290,323       1,290,323
                                                       ---------       ---------
                  Total                                9,732,570       9,694,957
                                                       =========       =========
             Net income before cumulative effect of
               changes in accounting principles       $2,380,000      $3,105,000
             Add 7% convertible subordinated
               debenture interest, net of tax effect     205,000         215,600
                                                       ----------     ----------
                  Total                               $2,585,000      $3,320,600
                                                      ==========     ==========
                  Per share amount                         $.27           $.34
                                                           ====           ====

             Net Income                                $2,380,000     $5,046,000
             Add 7% convertible subordinated
               debenture interest, net of tax effect      205,000        215,600
                                                       ----------     ----------
                  Total                                $2,585,000     $5,261,600

                                                       ==========     ==========
                  Per share amount                         $.27           $.54
                                                           ====           ====